Exhibit 10.19

Douglas Dynamics
2009 Annual Incentive Plan

Operating Income Metric

•                  Operating Income will be given a 70% weighting

•                  Operating Income is defined as EBITDA less Depreciation, plus Other Expense (i.e. before Amortization and Other Expense)

•                  Performance will be measured by the degree to which Actual Operating Income achieved exceeds, or falls short of, Baseline Operating Income

•                  Baseline Operating Income is calculated by multiplying $13,018 per inch by snowfall for the snow season that ends in the then current fiscal year

•                  For example, for the year ended December 2009, if there were 3,300 inches of snowfall for the snow season from November 2008 to April 2009, then Baseline Operating Income would be $43.0 million for the year ended December 2009 ($13,018 x 3,300 inches)

•                  Each executive starts with a Base Percentage of 35% (in a few instances this Base Percentage is 25%, but we will assume 35% for illustrative purposes for the balance of the memo).  The Target Bonus for each executive is to earn 70% of that executive’s base salary.  Therefore Target Bonuses are achieved when a 2X factor is achieved (2X * 35% = 70%).  Payouts for Operating Income begin once 80% of Baseline Operating Income has been achieved and increase linearly thereafter, according to the following schedule:

•                  80% of Baseline Operating Income = 0X factor (0X * 35% = 0% of base salary)

•                  90% of Baseline Operating Income = 1X factor (1X * 35% = 35% of base salary)

•                  100% of Baseline Operating Income = 2X factor (2X * 35% = 70% of base salary)

•                  Additionally, Actual Operating Income in excess of Baseline Operating Income would follow the schedule below:

•                  112.5% of Baseline Operating Income = 3X factor (3X * 35% = 105% of base salary)

•                  125% of Baseline Operating Income = 4X factor (4X * 35% = 140% of base salary)

•                  Etc.

•                  Performance between points on the Matrix and beyond 125% is extrapolated based on a linear relationship.  Please see the Operating Income Matrix below:

Operating Income Matrix - 2009

Weight	0X	1X	2X	3X	4X
70.0%	80.0%	90.0%	100.0%	112.5%	125.0%

•                  The result of this calculation is then given a 70% weighting (since the Operating Income component has a 70% weighting).  As an example, if 100% of Baseline Operating Income is achieved, then 49% of base salary is earned in bonus thus far, before factoring in the remaining metric discussed next (2X * 35% Base Percentage * 70% weighting = 49% of base salary).

Perfect Shipment Metric

•                  Perfect Shipment will be given a 30% weighting

•                  A Perfect Shipment is defined as the shipment of an order that (i) includes all components that were ordered, and (ii) was shipped on or before the date promised by Douglas.  Douglas currently promises shipment of all plows within 5 days and all parts and accessories within 3 days.  However, components currently in stock often ship sooner.

Perfect Shipment Matrix - 2009

Weight	0X	1X	2X	3X	4X
30.0%	90.0%	92.5%	95.0%	97.5%	100.0%

•                  Performance between points on the Matrix is extrapolated based on a linear relationship.  The 2009 budget for Perfect Shipment is 95% (similar to the prior table on Operating Income, this is the point on the Perfect Shipment Matrix where a 2X factor is achieved).  If the Company achieves its plan of 95% Perfect Shipment, then the Base Percentage of 35% is multiplied by 2X factor.  This results in 70%.  The result of this calculation is then given a 30% weighting of the total compensation plan.  Therefore, if 95% Perfect Shipment is achieved, then 21% of base salary is earned in bonus for the Perfect Shipment component (2X * 35% Base Percentage * 30% weighting = 21% of base salary).  When this 21% for achieving the Perfect shipment plan is added to the 49% for achieving the Operating Income plan, the resulting payout is 70% of base salary (which is the Target Bonus if the company achieves its plan).

•                  The Perfect Shipment matrix used in 2008 is below for reference.  The 2008 metric only measured Q2-Q4 performance.  Actual Perfect Shipment for those 9 months was 97.5%.  For the full year (Q1-Q4 2008), Perfect Shipment performance was 81.5%

Perfect Shipment Matrix - 2008

Weight	0X	1X	2X	3X	4X
30.0%	70.0%	77.5%	85.0%	87.5%	90.0%

•                  The Company’s perfect shipment history for 2005 to 2008 is below for reference:

Perfect Shipment History

2009 Target	95.0%
2008 Actual	81.5%
2007 Actual	74.0%
2006 Actual	82.0%
2005 Actual	71.0%

Overall:

•                  Once both Operating Income and Perfect Shipment metrics have been individually calculated with no caps, then the total bonus payout is subject to a cap of 140% of base salary.  This amount is two times the Target Bonus of 70% of Base Salary.